UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 8, 2013 (February 8, 2013)
Date of Report (Date of earliest event reported)

MEDGENICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35112	98-0217544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 California Street, Suite 365

San Francisco, California 94104

 (Address of principal executive offices, zip code)

(415) 568-2245
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 8, 2013, Medgenics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Maxim Group LLC, as representative of the underwriters named therein (the “Underwriters”), related to the public offering of (i) an aggregate of 5,600,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii) the Company’s Series 2013-A warrants to purchase up to an aggregate of 2,800,000 shares of Common Stock (the “Warrants”). The shares of Common Stock and Warrants are being sold together as a fixed combination, each consisting of one share of Common Stock and a Warrant to purchase 0.50 of a share of Common Stock, at a public offering price of $5.25 per combination, less the underwriting discounts and commissions payable by the Company (the “Offering”).  The Underwriters will purchase the Common Stock and Warrants at a discounted price of $4.83 per combination, representing an eight percent (8.0%) discount to the public offering price.  The Company has granted the Underwriters the option to purchase, at the same discounted price, an aggregate of up to an additional (i) 840,000 shares of Common Stock and/or (ii) Warrants to purchase up to an additional 420,000 shares of Common Stock as may be necessary to cover over-allotments made in connection with the Offering. The Common Stock and/or Warrants purchased under this option may be sold either together or separately in any combination to be determined by the Underwriters.

On February 8, 2013, the Company entered into a warrant agreement (the “Warrant Agreement”) with Corporate Stock Transfer, Inc. to serve as warrant agent with respect to the Warrants. The Warrants to be issued in the Offering will be exercisable beginning on the date of issuance and will expire on the fifth anniversary of the issuance date.  The exercise price of the Warrants will be $6.78 per whole share of Common Stock.  The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants will be subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction, among other events as described in the Warrants. However, the Warrants will not be adjusted for any issuances of Common Stock or securities convertible into or exercisable for Common Stock at a price below the then current exercise price of the Warrants. In the event of a sale of the Company, each holder of Warrants will have the right, exercisable at its option, to require the Company to purchase such holder’s Warrants at a price determined using a Black-Scholes option pricing model under certain circumstances as described in the Warrants.

The Offering is expected to close on February 13, 2013, subject to the satisfaction of customary closing conditions.  The net proceeds to the Company are expected to be approximately $26.6 million, assuming no exercise of the Warrants or the over-allotment option and after deducting underwriting discounts and commissions and estimated expenses payable by the Company associated with the Offering. The Offering is being made pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-184431), which was filed with the Securities and Exchange Commission (the “Commission”) on October 16, 2012 and declared effective by the Commission on October 26, 2012 and is described in more detail in a prospectus supplement dated February 8, 2013 and an accompanying base prospectus dated October 26, 2012.

Pursuant to the Underwriting Agreement, the Company agreed, subject to certain exceptions, not to offer, issue or sell any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of 180 days following the Offering without the prior written consent of the representative of the Underwriters.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties. These representations, warranties and covenants are not intended to provide factual information to investors about the Company.

The foregoing descriptions of the Underwriting Agreement and the Warrants are qualified in their entirety by reference to the Underwriting Agreement, Warrant Agreement and form of Warrant, copies of which are attached as Exhibits 1.1, 4.1 and 4.2, respectively, to this Form 8-K and incorporated by reference herein. The legal opinion, including the related consent, of Barack Ferrazzano Kirschbaum & Nagelberg LLP relating to the legality of the shares of Common Stock and Warrants to be issued in the Offering is attached as Exhibit 5.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished herewith:

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of February 8, 2013, between Medgenics, Inc. and Maxim Group LLC, as representative of the Underwriters named therein.
4.1	Warrant Agreement, dated as of February 8, 2013, between Medgenics, Inc. and Corporate Stock Transfer, Inc.
4.2	Form of Series 2013-A Warrant
5.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP
23.1	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDGENICS, INC.

By:	/s/ Phyllis K. Bellin
Name: Phyllis K. Bellin
Title: Vice President – Administration

Date:  February 8, 2013